Exhibit 2

THIS EXCHANGEABLE PROMISSORY NOTE (THE “NOTE”) AND THE EQUITY SECURITIES ISSUABLE UPON THE EXCHANGE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

EXCHANGEABLE PROMISSORY NOTE

US$5,000,000	Dated: April 25, 2013

FOR VALUE RECEIVED, the undersigned, Able Knight Development Limited, an exempted company formed under the laws of the British Virgin Islands (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of SB ASIA INVESTMENT FUND II L.P. (the “Lender”), or its assigns as directed by the Lender, the principal sum of US$5,000,000, together with interest accrued on the outstanding principal amount at the rate of fifteen percent (15%) per annum, when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise, in each case in accordance with the terms hereof. Interest shall commence on the date such funds are deposited in an interest bearing account designated by the Borrower and shall continue on the outstanding principal until paid in full or exchanged into common shares of ATA Inc. (NASDAQ: ATAI), a company existing under the laws of the Cayman Islands (the “Company”), par value US$0.01 per share (the “Common Shares”) in accordance with Section 4 hereof. All computations of interest shall be made on the basis of a year of three hundred sixty-five (365) days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. The Borrower’s performance under this Note is secured by that certain share pledge agreement entered into on April 25, 2013 by and among the Lender and the Borrower (the “Share Pledge Agreement”) and that certain guarantee executed on April 25, 2013 by Mr. Xiaofeng Ma as a Guarantor (the “Guarantee”).

1. On the Maturity Date, the Borrower shall pay to the Lender an amount in immediately available funds in U.S. dollars representing all outstanding principal amount of this Note and accrued interest thereon. The “Maturity Date” shall be February 24, 2014. Notwithstanding anything to the contrary in this Note, the Borrower may, upon twenty (20) days’ prior written notice to the Lender, prepay the principal amount of the Note plus all accrued but unpaid interest thereon to the date of prepayment.

2. Unless exchanged for Common Shares in accordance with Section 4 hereof, all payments hereunder shall be made in lawful money of the United States of America, to the Lender, at such place and to such account as the Lender shall designate in a written notice to the Borrower. Payment shall be credited first to the accrued interest then due and payable and the remainder shall be applied to principal.

3. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments that are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate (as defined below), the Borrower shall not be obligated to pay, and the Lender shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate. As used herein, “Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, that may be charged, contracted for, reserved, received or collected by the Lender in connection with this Note under applicable law.

4. (1) If the Borrower fails to repay any principal amount of this Note by the Maturity Date, the Lender may, within twenty (20) days following the Maturity Date (the “Exercise Period”), elect to exchange all the unpaid principal amount of this Note, together with all accrued but unpaid interest thereon, for Common Shares held by the Borrower in accordance with the terms and subject to the conditions set forth in this Section 4. If the Lender fails to exercise its exchange right pursuant to the terms and conditions of this Section 4 within the Exercise Period, its rights under this Section 4 shall elapse and cease to have any effect.

(2) The number of Common Shares into which the amounts due under this Note may be exchanged by the Lender shall be equal to the quotient obtained by dividing (a) the aggregate outstanding principal due on this Note on the date of exchange together with all accrued but unpaid interest thereon (the “Exchange Amount”) by (b) the Exchange Price then in effect. The “Exchange Price” shall be 200% of the Weighted Average Price of the Common Share for the ninety (90)-Trading Day period ending on the Trading Day immediately preceding the date that the Lender delivers the Exchange Notice, subject to adjustments in accordance with this Note, provided that, in the event that the Exchange Price as calculated in accordance with the foregoing falls below US$4.75 for each Common Share, the Exchange Price shall equal to US$4.75.

(3) To exchange any Exchange Amount into Common Shares, the Lender shall (a) deliver a copy of an executed notice of exchange (the “Exchange Notice”) to the Borrower, which notice shall indicate the Exchange Amount to be exchanged, the Exchange Price and the number of Common Shares to be exchanged for, and (b) surrender this Note, duly endorsed, at the principal offices of the Borrower within twenty (20) days following the Maturity Date. No fractional shares will be issued upon exchange of this Note. In lieu of any fractional share to which the Lender would otherwise be entitled, the Borrower will pay to the Lender in cash that amount of the unexchanged Exchange Amount balance of this Note. The Borrower will, as soon as practicable after the receipt of an Exchange Notice and the Note, cause the Company to issue and deliver to the Lender a certificate for the Common Shares to which the Lender shall be entitled upon such exchange, together with any other securities and property to which the Lender is entitled upon such exchange under the terms of this Note, including funds payable to the Lender for any cash amounts payable for fractional shares.

(4) If the Company at any time or from time to time shall effect any merger, consolidation, reorganization, amalgamation, scheme of arrangement, recapitalization, share exchange, share purchase, tender offer, business combination or similar transaction or any other event affecting the Common Shares (the “Company Fundamental Transactions”), or if the Common Shares are subdivided or combined into a greater or smaller number, or if a dividend is paid on the outstanding Common Shares, or if the Company at any time or from time to time shall take any action affecting the Common Shares similar to or having an effect similar to any of the foregoing, then in each such case the Exchange Price and/or the number and type of securities and/or properties into which this Note shall be exchanged shall be adjusted upon such event, if necessary but without duplication, so as to ensure that the number and type of securities and/or properties issuable upon the exchange of this Note equals the number and type of securities and/or properties that the Lender would have received in connection with or by reason of such event had this Note been exchanged into Common Shares immediately prior to the record date for such event, subject to further adjustment as provided herein.

5. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(1) the Borrower’s failure to make any payment of principal, interest or any other amount payable hereunder when due under this Note on the date the same becomes due and payable;

(2) (a) any representation or warranty made by the Borrower herein or in any document, agreement or instrument delivered pursuant to any provision hereof and (b) any representation or warranty made by the Guarantor in the Guarantee shall prove, when given, to have been false or misleading in any material respect;

(3) the Borrower or the Guarantor’s default in its performance of any covenant under this Note or breach of any other condition, covenant or obligation under this Note, the Guarantee or the Share Pledge Agreement, which default or breach continues for a period of twenty (20) days after the Borrower has received from the Lender written notice specifying such default and demanding such default be remedied;

(4) the suspension from trading of the American Depositary Shares of the Company on the NASDAQ Global Select Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of twenty (20) Trading Days in any 365-day period;

(5) the Borrower or the Company, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (d) makes a general assignment for the benefit of its creditors or (e) admits in writing that it is generally unable to pay its debts as they become due;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (a) is for relief against the Borrower or the Company in an involuntary case, (b) appoints a Custodian of the Borrower or the Company, or (c) orders the liquidation of the Borrower or the Company, and such event described in this Section 5(5) shall continue for 60 days unless dismissed, bonded or discharged; or

(7) any insolvency or liquidation of the Borrower, the Company or the Guarantor.

Upon the occurrence of any Event of Default, the Lender, at its option, may: (i) by written notice to the Borrower, declare the unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts payable hereunder to be immediately due and payable, whereupon the unpaid principal amount of this Note, all such interest and all such other amounts shall become immediately due and payable, without presentment, demand, protest or further notice of any kind; and (ii) whether or not the actions referred to in clause (i) of this paragraph have been taken, exercise any or all of the Lender’s rights and remedies available to the Lender under applicable law.

The Borrower shall provide to Lender, as soon as possible and in any event within five (5) days after the occurrence thereof, with written notice of each event which either (i) is an Event of Default, or (ii) with the giving of notice or lapse of time or both would constitute an Event of Default in the Borrower’s reasonable belief, in each case setting forth the details of such event and the action which is proposed to be taken by the Borrower or the Company, as the case may be, with respect thereto.

6. The Borrower agrees to pay on demand all of the reasonable, properly documented losses, costs and expenses (including, without limitation, attorneys’ fees, court costs and disbursements) that the Lender incurs in connection with enforcement and collection of this Note, or the protection or preservation of the Lender’s rights under this Note, whether by judicial proceeding or otherwise. Such costs and expenses include, without limitation, those incurred in connection with any workout or refinancing, or any bankruptcy, insolvency, liquidation or similar proceedings.

7. The Borrower agrees to make all payments under this Note without setoff or deduction and regardless of any counterclaim or defense.

8. After the date of this Note, the Borrower shall not issue any securities (debt or equity), or incur any form of debt, without the prior written consent of the Lender. Notwithstanding the foregoing, such consent will no longer be required after the earlier of (i) the exchange of the Note in accordance with Section 4 hereof or (ii) the extinguishing of the Borrower’s obligations under the Note by repayment or otherwise.

9. So long as the Lender beneficially owns the Note, the Borrower shall not sell or otherwise transfer Common Shares such that after giving effect to any such transfer, the Borrower would not own Common Shares free and clear of encumbrances (other than the lien of the Share Pledge Agreement) in a number sufficient to satisfy the then-existing exchange requirement under Sections 2 and 4 hereof.

10. The Borrower hereby represents and warrants that:

(1) The Borrower is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted.

(2) The Note and the Share Pledge Agreement, when executed and delivered by the Borrower, shall constitute valid and legally binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(3) The offer, sale and issuance of the Note and any Common Shares acquired upon exchange of the Note (collectively, the “Securities”) are and will be exempt from the registration requirements of the Securities Act, and the qualification or registration requirements of applicable blue sky laws. The Securities will be duly and validly reserved for issuance upon exchange pursuant to the Note and, when issued, sold and delivered in accordance with the terms of the Note, will be duly and validly issued, fully paid and non-assessable.

(4) All consents from any third party and any governmental authority required (if any) in connection with the valid execution, delivery and performance of this Note, and the consummation of the transactions contemplated by this Note, in any case on the part of the Borrower have been duly obtained prior to the date of this Note and are in full force and effect.

11. The Lender hereby represents and warrants that:

(1) as of the date herein, the Note to be received by the Lender and any Securities will be acquired for investment for the Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Lender has no present intention of selling, granting any participation in or otherwise distributing the same. The Lender further represents that the Lender does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to the Securities unless such transaction is in compliance with the laws and regulations of the jurisdiction where applicable. The Lender represents that it has full power and authority to enter into this Note. The Lender represents that it is a resident of, or has its principal place of business in, the state or other jurisdiction indicated in its address set forth on the signature page hereto; and

(2) the Lender understands that the Securities are characterized as “restricted securities” under U.S. federal securities laws inasmuch as they are being acquired from the Borrower in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Lender represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

12. Except as otherwise provided herein, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of the Note sold hereunder or any of the securities issuable upon exchange of the Note). Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note. Notwithstanding the foregoing, neither party may assign, pledge or otherwise transfer this Note without the prior written consent of the other party.

13. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Borrower and the Lender. Any amendment or waiver effected in accordance with the foregoing sentence shall be binding upon the Borrower and the Lender.

14. Upon receipt by the Borrower of evidence and indemnity satisfactory to it of the loss, theft, destruction or mutilation of, and upon surrender and cancellation of this Note, if mutilated, the Borrower will make and deliver in lieu of this Note a new note of the same series and of like tenor and unpaid principal amount and dated as of the date to which interest, if any, has been paid on the unpaid principal amount of this Note.

15. No delay or failure by any party to insist on the strict performance of any provision of this Note, or to exercise any power, right or remedy, will be deemed a waiver or impairment of such performance, power, right or remedy or of any other provision of this Note nor shall it be construed to be a waiver of any breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring.

16. This Note, the Guarantee and the Share Pledge Agreement represent the complete and exclusive statement of agreement and understanding of the Lender, the Guarantor and the Borrower with respect to matters contained herein and therein and is a complete and exclusive statement of the terms and conditions thereof. This Note replaces and supersedes all prior written or oral agreements, statements, correspondence, negotiations and understandings by and among the parties with respect to the matters covered thereby. No representation, statement, condition or warranty not contained herein or therein is binding on the Lender or the Borrower.

17. The provisions of this Note are severable. The invalidity, in whole or in part, of any provision of this Note shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof.

18. Any notice required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; and if not, then on the next normal business day of the recipient; (iii) when sent by electronic mail if sent during normal business hours of the recipient; and if not, then on the next normal business day of the recipient; or (iv) five (5) days after deposit with an internationally recognized courier, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

19. This Note is governed by, and shall be construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law thereunder.

20. (1) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Note, or the interpretation, breach, termination or validity thereof, shall first be subject to resolution through negotiation of the parties to such dispute. Such negotiation shall begin within seven (7) days after one party hereto has delivered to the other party hereto a written request for such negotiation. If within thirty (30) days following the commencement of such negotiation the Dispute cannot be resolved, the Dispute shall be referred to arbitration upon the demand of either party with notice (the “Arbitration Notice”) to the other.

(2) All communications made in connection with negotiations shall be treated as communications for the purpose of settlement and as such shall be deemed to be confidential and inadmissible in any subsequent arbitration or litigation.

(3) Subject to Section 20(1), the Dispute shall be settled exclusively and finally by arbitration in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (the “Centre” or “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in effect at the time of the commencement of the arbitration. There shall be three (3) arbitrators. Each party to the Dispute shall designate one arbitrator. The HKIAC Council shall appoint the third arbitrator. If any of the members of the arbitral tribunal has not been appointed within forty-five (45) days after the Arbitration Notice is given, the relevant appointment shall be made by the HKIAC Council.

(4) The hearing(s) shall be conducted in Hong Kong and/or in such other city as the parties to the dispute may designate by mutual written agreement. The language to be used in the arbitration shall be English.

(5) To the extent that the HKIAC Administered Arbitration Rules are in conflict with the provisions of this Section 20, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 20 shall prevail.

(6) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(7) The award of the arbitral tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(8) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.

(9) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(10) During the course of the arbitral tribunal’s adjudication of the Dispute, this Note shall continue to be performed except with respect to the part in dispute and under adjudication.

21. For purposes of this Note, the following terms shall have the following meanings:

(1) “American Depositary Share” means a U.S. dollar-denominated equity share of a foreign-based company available for purchase on an American stock exchange. Each American Depositary Share of the Company represents two Common Shares.

(2) “Bloomberg” means Bloomberg Financial Markets.

(3) “Trading Day” means any day on which the American Depositary Shares of the Company representing the Common Shares are traded on the NASDAQ Global Select Market; provided that “Trading Day” shall not include any day on which the American Depositary Shares are scheduled to trade on such market for less than 4.5 hours or any day that the American Depositary Shares are suspended from trading during the final hour of trading on such market.

(4) “Weighted Average Price” means, for the Common Share as of any date, the price per Common Share calculated based on the dollar volume-weighted average price per American Depositary Share of the Company traded on the NASDAQ Global Select Market during the period beginning at 9:30:01 a.m., New York Time, and ending at 4:00 p.m., New York Time as reported by Bloomberg through its “Volume at Price” functions.

[Remainder of this page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Note as of the date set forth above.

Able Knight Development Limited
an exempted company formed under the laws of the British Virgin Islands

By:	/s/ Xiaofeng Ma
Name: Xiaofeng Ma
Title: Director
Address: Portcullis TrustNet Chambers, P.O. Box
3444, Road Town,
Tortola, British Virgin Islands
Facsimile:

SB Asia Investment Fund II L.P. an exempted limited partnership organized and existing under the Laws of the Cayman Islands

By:	/s/ Andrew Y. Yan
Name: Andrew Y. Yan
Title: Authorized Signatory
Address: c/o M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands
Cc: c/o SAIF Partners,
Suites 2516-20, Two Pacific Place, 88 Queensway, Hong Kong
Facsimile: 852 2234-9116

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